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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


    We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" in the Post-Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 333-39621) and related Prospectus of Perclose, Inc. for the registration of 1,150,000 shares of its common stock and to the incorporation by reference therein of our reports dated April 25, 1997, with respect to the financial statements of Perclose, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended March 31, 1997 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                                               ERNST & YOUNG LLP


San Jose, California
November 24, 1997